China Green Agriculture, Inc. Reports Fiscal Year 2012 Financial Results, and Provides Guidance on Fiscal Year 2013 Revenue and Net Income

XI'AN, China, September 13, 2012 /PRNewswire-Asia-FirstCall/ --

  FY2012 sales increased 21.0% to $217.5 million, net income increased 27.5% to $42.0 million with EPS of $1.56, beating guidance
  Company Provides Fiscal Year 2013 Guidance: Revenue, Net Income and EPS of at least $238.0 million, $46.2 million, and $1.68, respectively
  Management to Host Earnings Conference Call at 8:00 am ET, September 13, 2012

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries in China, today announced its financial results for the fiscal year ended June 30, 2012.

Financial Summary

Fourth Quarter 2012 Results (USD)
(three months ended June 30, 2012)

	Q4 FY2012	Q4 FY2011	CHANGE (%)
Net Sales	$57.3 million	$60.3 million	-4.9%
Gross Profit	$21.5 million	$21.1 million	+1.9%
Net Income	$11.1 million	$9.4 million	+17.9%
EPS (Diluted)	$0.41	$0.38	+ 8.9%
Weighted Average Shares Outstanding(Diluted)	26.9 million	25.9 million	+3.9%

FY 2012 Results (USD)
(fiscal year ended June 30, 2012)

	FY2012	FY2011	CHANGE (%)
Net Sales	$217.5 million	$179.7 million	+ 21.0%
Gross Profit	$79.3million	$63.6million	+24.6%
Net Income	$42.0million	$32.9million	+27.5%
EPS (Diluted)	$1.56	$1.27	+ 22.7%
Weighted Average Shares Outstanding(Diluted)	26.9 million	25.9 million	+3.9%

"We are extremely pleased with our strong performance in fiscal year 2012 where we far exceeded our net income guidance with the net income of $42.0 million.” said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture. “Looking ahead to the first fiscal quarter 2013, we expect net sales of $35.6 to $38.2 million, net income of $9.5 to $10.1 million, and EPS of $0.35 to $0.37 based on 27.5 million weighted average shares. For the fiscal year 2013, we expect net sales of $238.0 million to $255.9 million, net income of $46.2 million to $49.2 million, and an EPS of$1.68 to $1.79 based on 27.5 million weighted average shares. With our track-record history and incredible momentum in our fertilizer business, we are confident in achieving our target for the first fiscal quarter 2013 and actively working on our 10-year growth plan released last year. We believe our growth plan will well serve the interests of our shareholders."

Fourth Quarter of FY2012 Results of Operations

Net sales for the three months ended June 30, 2012 were $57.3 million, a decrease of $3.0 million, or 4.9%, from $60.3 million for the three months ended June 30, 2011. The decrease was largely due to Gufeng’s decreased export fertilizer sales.

Gufeng contributed $31.8 million or 55.5% of total net sales in the three months ended June 30, 2012, as compared to $40.3 million, or 66.8%, of total net sales in the same period last year. For the three months ended June 30, 2012, Jinong's net sales increased $6.0 million, or 32.4%, to $24.6 million from $18.6 million for the three months ended June 30, 2011. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing. Net sales of Jintai decreased $1.2million, or 99.1% to $0.01million for the three months ended June 30, 2012, as compared to $1.2 million for the three months ended June 30, 2011. The decrease was mainly attributable to Jintai’s relocation, which commenced on March 1, 2012 and is still ongoing. Therefore, Jintai did not generate any sales revenue since March 1, 2012. For the three months ended June 30, 2012, Yuxing increased $0.7 million or 376.1%, to $0.9 million, as compared to $0.2 million for the same period last year.

Cost of goods sold decreased to $35.8 million or 8.6% for the three months ended June 30, 2012, as compared to $39.2 million in the same period last year. Gross profit for the three months ended June 30, 2012 increased by $0.4million, or 1.9%, to $21.5 million as compared to $21.1 million in the same period last year. Gross profit margin was approximately 37.5% and 35.0% for the three months ended June 30, 2012 and 2011, respectively. For the three months ended June 30, 2012, selling expenses were $3.0million, or 5.3%, as compared to $2.5 million, or 4.1% of net sales for the three months ended June 30, 2011, an increase of $0.6 million, or 22.7%. Most of this increase was due to Jinong and Gufeng’s expanded marketing efforts and the increase in shipping costs.

For the three months ended June 30, 2012, General and administrative expenses were $3.9 million or 6.8% of net sales, as compared to $6.2 million, or 10.2% of net sales, for the three months ended June 30, 2011, a decrease of $2.3 million or 36.7%. This decrease was primarily the result of the decrease of legal and investor relations fees incurred in connection with certain pending litigations in 2011.

Total operating expenses as a percentage of sales were 12.1% for the three months ended June 30, 2012, as compare to 14.3% in the same period of last year.

Operating income was $14.6 million, an increase of $2.1 million or 16.8%, to $12.5 million in the same period last year. Operating margin was25.5%, compared to 20.7% in the same quarter of fiscal year 2011.

Net income was $11.1 million, an increase of $1.7 million or 17.9% for the three months ended June 30, 2012, as compared to $9.4 million in the same period last year.

Fiscal Year 2012 Results of Operations

Total net sales for the fiscal year ended June 30, 2012 were $217.5 million, an increase of $37.8million, or 21.0%, from $179.7million for the fiscal year ended June 30, 2011. This increase was largely due to the strong sales of humic acid liquid and compound fertilizer products from Jinong and Gufeng respectively, which had higher selling prices.

For the fiscal year ended June 30, 2012, Jinong’s net sales increased $22.5million, or 34.3%, to $88.2 million from $65.6 million from the fiscal year ended June 30, 2011. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing.

For the fiscal year ended June 30, 2012, net sales at Gufeng were $121.5 million, an increase of $14.4 million, or 13.4%, from $107.1 million for the fiscal year ended June 30, 2011. The increase was due to the increasing demand for the organic/inorganic humic acid compound fertilizer products of Gufeng, higher average selling price per metric ton for the fiscal year ended June 30, 2012 than the price for the fiscal year ended June 30, 2011, and higher percentage of more expensive humic acid-based fertilizers in Gufeng’s product mix than in the same period in 2011. While with increase of 28% in the average unit price per metric ton at Gufeng from fiscal year 2011 to fiscal year 2012, the total sales volume at Gufeng decreased by 11% in metric tons from the fiscal year ended June 30, 2011 to the fiscal year ended June 30, 2012. Such decrease in sales volume is mainly contributable to the decrease in Gufeng’s export sales volume for the fiscal year ended June 30, 2012.

Jintai’s net sales decreased by $1.0million, or 15.2%, to $5.8 million for the fiscal year ended June 30, 2012 from $6.8 million for the same period in 2011. The decrease was mainly attributable to Jintai’s nearby environmental degradation which resulted in its relocation commenced on March 1, 2012 and is still on going. Therefore, Jintai did not generate any sales revenue since March 1, 2012.

For the fiscal year ended June 30, 2012, Yuxing’s net sales were $2.1 million, an increase of $ 1.9 million, from $0.2 million during the fiscal year ended June 30, 2011. The increase was mainly attributable to the strong sales of Yuxing’s top-grade flowers in the fiscal year 2012, while in the fiscal year 2011 Yuxing did not have commercialized top-grade flowers.

Total cost of goods sold for the fiscal year ended June 30, 2012 was $138.2million, an increase of $22.2 million, or 19.1%, from $116.1 million for the fiscal year ended June 30, 2011. This increase was mainly due to the increase in sales and the increase in raw material and manufacturing costs.

Cost of goods sold by Jinong for the fiscal year ended June 30, 2012 was $34.1 million, an increase of $7.7 million, or 29.0%, from $26.4 million for the same period in 2011. The increase was primarily attributable to the increase in the cost of raw materials and packaging materials.

Cost of goods sold by Gufeng for the fiscal year ended June 30, 2012 was $96.8 million, an increase of $11.1 million, or 12.9%, from $85.7 million for the same period in 2011. The increase was primarily due to the increase in Gufeng’s fertilizer sales, the increase in Gufeng’s raw material cost and manufacturing costs.

Cost of goods sold by Jintai for the fiscal year ended June 30, 2012 was $5.4million, an increase of $1.6 million, or 41.0%, from $3.8million for fiscal year 2011. The increase was primarily attributable to the obsolescence of Jintai’s butterfly orchids as the result of Jintai’s nearby environmental degradation.

For fiscal year ended June 30, 2012, cost of goods sold by Yuxing was $1.9 million, an increase of $1.8 million, from $0.1 million for the fiscal year ended June 30, 2011. The increase was proportional to Yuxing’s sales.

Total gross profit for the fiscal year ended June 30, 2012 increased by $ 15.7 million, or 24.6%, to $79.3 million, as compared to $63.6 million for the fiscal year ended June 30, 2011. Gross profit margin was approximately 36.4% and 35.4% for the fiscal year ended June 30, 2012 and 2011, respectively.

Gross profit generated by Jinong increased by $14.9 million, or 37.9%, to $54.0 million for the fiscal year ended June 30, 2012 from $39.2 million for the fiscal year ended June 30, 2011. Gross profit margin from Jinong’s sales was approximately 61.3% and 59.7% for the fiscal year ended June 30, 2012 and 2011, respectively.

For the fiscal year ended June 30, 2012, gross profit generated by Gufeng was $ 24.7million, an increase of $ 3.3 million, or 15.5%, from $21.4 million for the fiscal year ended June 30, 2011. Gross profit margin from Gufeng’s sales was approximately 20.4% and 20.0% for the fiscal year ended June 30, 2012 and 2011, respectively.

Gross profit from Jintai decreased by $2.6 million, or 87.4%, for the fiscal year ended June 30, 2012, to $0.4 million, as compared to $3.0 million for the fiscal year ended June 30, 2011. Gross profit margin from Jintai’s sales was approximately 6.5% and 43.7% for the fiscal years ended June 30, 2012 and 2011, respectively.

For the fiscal year ended June 30, 2012, gross profit from Yuxing was $0.1 million, an increase of $0.09 million or 205.8%, from $0.04 million for the fiscal years ended June 30, 2011. Gross profit margin from Yuxing’s sales was approximately 6.5% and 24.5% for the fiscal years ended June 30, 2012 and 2011, respectively. The decrease in the gross profit margin was mainly attributable to the increased labor cost and depreciation cost for greenhouses.

Net income for the fiscal year ended June 30, 2012 was $42.0 million, an increase of $9.0 million, or 27.5%, compared to $32.9 million for the fiscal year ended June 30, 2011. The increase was attributable to the increase in gross profit. Net income as a percentage of total net sales was approximately 19.3% and18.3 % for the fiscal year ended June 30, 2012 and 2011, respectively.

Financial Condition

As of June 30, 2012, the Company held cash and cash equivalents of $72.0 million, an increase of $6.4 million compared to $65.6 million as of June 30, 2011. The Company had $ 13.9 million in short-term loans as of June 30, 2012, an increase of $9.8 million, as compared to $4.1 million in short-term loans as of June 30, 2011. Net accounts receivable stood at $ 62.0 million, an increase of $44.5 million, as of June 30, 2012 as compared to $17.5 million as of June 30, 2011.

Capital Expenditure

For the fiscal year ended June 30, 2012, the Company‘s capital expenditure stood at approximately $11.9 million at the exchange rate as of June 30, 2012.

Fiscal Year 2013 Guidance

For the fiscal year ended June 30, 2013, management expects net sales of $238.0 million to $255.9 million, net income of $46.2 million to $49.2 million, and an EPS of $1.68 to $1.79 based on 27.5 million weighted average shares. For the first quarter ending September 30, 2012, management expects net sales of $35.6 to $38.2 million, net income of $9.5 to $10.1 million, and EPS of $0.35 to $0.37 based on 27.5 million weighted average shares.

Conference Call

The Company will hold a conference call at 8:00 a.m. ET on Thursday, September 13, 2012. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's Fiscal Year 2012 Financial Results" to join the call.

Event:	CGA Fiscal Year 2012 Conference Call
Date:	September 13, 2012
Time:	8:00a.m. ET
US Dial In:	1- 877-407-8033
Int'l Dial In:	1- 201-689-8033
Conference ID#:	399842

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

A playback will be available through September 25, 2012. To listen, please call 1- 877-660-6853 within the United States or 1- 201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 399842.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd., a wholly-owned subsidiary of Jinong in the PRC (“Gufeng”), Xi'an Jintai Agriculture Technology Development Company ("Jintai") and Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 126 different kinds of fertilizer products as of June 30, 2012, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 22 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 758 distributors in China as of June 30, 2012. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer, and mixed organic-inorganic compound fertilizer. As of June 30, 2012, Gufeng produced and sold 317 different kinds of fertilizer products, and had 185 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

China Green Agriculture, Inc.
Ms. Jane Zuo (English and Chinese)
Investor Relations Manager
Tel: +86-186-1842-8899
Email: jane.zuo@cgagri.com